SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2003

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1021 Howard Avenue

San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5.	OTHER EVENTS.

On December 10, Conceptus Inc. issued a press release commenting on the outlook for Company financial and operational performance during 2004. Text of the press release follows:

SAN CARLOS, Calif. (December 10, 2003)—Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today commented on the outlook for Company financial and operational performance during 2004. Conceptus also expanded on prior financial guidance for the fourth quarter of 2003.

Company guidance for the fourth quarter of 2003 includes the following:

•	Total revenues in the range of $2.2 million to $2.4 million

•	Net loss of $8.5 million to $9 million, or $0.39 to $0.42 per share

•	Approximately 150 physicians added to the preceptorship base, with nearly 750 physicians in the preceptoring process or performing the Essure procedure at year-end 2003

•	Approximately 650 “active” physicians, defined as those who have performed at least one Essure procedure during the past two months

Management’s newly introduced guidance for 2004 includes the following:

•	Total revenues of $22 million to $24 million, including approximately $1 million in non-U.S. revenues; first quarter 2004 revenues are expected to be below $3 million and are expected to increase to approximately $9 million in the fourth quarter of 2004

•	Average selling price for Essure of approximately $970 throughout the year, which is comparable to current levels

•	Gross margin in the upper 50% range, increasing from the low-to-mid-20% range in the first quarter to approximately 65% to 68% by year-end 2004 reflecting the outsourcing of production to Mexico; this outsourcing is expected to be completed by the end of the first quarter of 2004 and to reduce unit product costs by 50% or more from present levels

•	Operating expenses in the range of $30 million to $32 million, running at approximately $8 million per quarter for the first half of the year and $7 million per quarter in the second half of the year; this compares with quarterly operating expenses of approximately $9.5 million currently

•	Net loss of $17 million to $18 million, or $0.78 to $0.83 per share based on the current 21.6 million shares outstanding; the net loss is expected to narrow on a sequential-quarter basis throughout 2004 as revenues and gross margins increase and operating expenses decrease, declining from a net loss of $7.3 million to $7.5 million in the first quarter of 2004 to a net loss of $1.2 million to $1.5 million in the fourth quarter of 2004

•	Cash and cash equivalents of approximately $11 million at year-end 2004, compared with approximately $30 million at year-end 2003

•	Non-cash expenses of approximately $1.3 million, and working capital and capital expenditures of $2 million to $3 million

•	Approximately 1,300 to 1,500 physicians in the preceptorship process or performing the Essure procedure at year-end 2004, representing an increase of 550 to 750 physicians from Company estimates for year-end 2003; these incremental physicians include those trained by the Conceptus and the Gynecare sales forces

In addition, management anticipates achieving cash flow breakeven in the second quarter of 2005.

“We have put in place three primary initiatives that will drive us towards becoming the standard of care in permanent female birth control,” commented Mark Sieczkarek, president and chief executive officer. “First, we will drive utilization of our current customer base, second we will support our new alliance with Johnson & Johnson’s Gynecare group to continue expanding our base of physician customers, and third we will put heavy emphasis on efforts to address outstanding reimbursement issues.”

Conference Call

Conceptus management will host a conference call to discuss this announcement today, beginning at 4:30 p.m. Eastern Time. Individuals interested in listening to the conference call live via the Internet may do so by visiting the investor relations section of www.conceptus.com. A replay of the call will be available on the Company’s Web site for 14 days.

About Conceptus

Conceptus manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

The matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product, rate of physician adoption, outsourcing of product manufacturing to Mexico and the receipt of regulatory approvals and favorable reimbursement decisions, among other matters discussed in this release that will affect the Company’s operational and financial performance, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for each of the quarters ended March 31, 2003, June 30, 2003, September 30, 2003 and other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ Greg E. Lichtwardt

Greg E. Lichtwardt Executive Vice President, Treasurer and Chief Financial Officer

Dated: December 12, 2003